EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     (In millions, except per share amounts)


                                                                        Three Months Ended
                                                                             March 31,
Primary  Earnings  per  Common  Share                                   1997          1996
-------------------------------------                                   ----          ----
Net earnings                                                               $18.6     $19.7
Effect of preferred stock dividends, net of taxes                           (1.4)     (1.3)
                                                                           -----     -----

Net earnings available to common shareholders                              $17.2     $18.4
                                                                           =====     =====


Average Common Shares outstanding                                           28.4      27.7
Common stock equivalents                                                     0.7       0.1
                                                                           -----     -----

Average number of Common Shares - primary                                   29.1      27.8
                                                                           =====     =====


Primary earnings per Common Share                                          $ .59     $ .66
                                                                           =====     =====


Fully  Diluted  Earnings  per  Common  Share
--------------------------------------------

Net earnings                                                               $18.6     $19.7
Effect of ESOP charge to operations assuming
      conversion of Series A ESOP Convertible
      Preferred Shares, net of taxes                                        (0.7)     (0.7)
                                                                           -----     -----

Net earnings available to common shareholders                              $17.9     $19.0
                                                                           =====     =====


Average Common Shares outstanding                                           28.4      27.7
Common stock equivalents                                                     0.7       0.2
Assumed conversion of Series A ESOP Convertible
      Preferred Shares                                                       2.7       2.8
                                                                           -----     -----

Average number of Common Shares - fully diluted                             31.8      30.7
                                                                           =====     =====


Fully diluted earnings per Common Share                                    $ .56     $ .62
                                                                           =====     =====


Common stock equivalents reflect the assumed exercise of dilutive employees' stock options using the treasury stock method.